Exhibit 99.1

CHARTER MEDICAL, LTD., A SUBSIDIARY OF LYDALL, INC., ANNOUNCES A

VOLUNTARY PRODUCT RECALL

MANCHESTER, CT – February 21, 2005 – LYDALL, INC. (NYSE: LDL) Charter Medical, Ltd. (“Charter Medical”), a subsidiary of Lydall, Inc., (the “Company”) has announced a voluntary recall of certain of its blood transfer and storage products upon the discovery of procedural deficiencies in the sterilization validation process. Although neither the Company nor Charter Medical has been notified of any adverse events or reports from customers with regard to these products, Charter Medical believes it is prudent to recall the products.

The current estimated cost of the recall and resultant corrective actions is approximately $500,000 to $600,000 based upon product quantity and return estimates provided by customers and internal cost estimates. The major portion of this expense will be included in the Company’s consolidated results for the fourth quarter and year ended December 31, 2004. The Company further expects that the impact of this recall on 2005 sales revenues will be less than $1,000,000.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and numerous sales offices in Europe and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets. Charter Medical, Ltd., a Lydall subsidiary, is a vital fluids management company focused on providing products to separate, contain and transport vital fluids in the blood and cell therapy market and the biotech and pharmaceutical industries.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2003 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from Lydall’s toll-free investor information service at 877-LDL-NYSE (535-6973). Company Contact: Christopher R. Skomorowski, Executive Vice President and Chief Operating Officer, at One Colonial Road, Manchester, CT 06040; Tel. 860-646-1233, email: investor@lydall.com.

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